Exhibit 99.1

Preliminary First Quarter 2020 Financial Results

On April 13, 2020, in light of the current, significant macroeconomic uncertainty resulting from the recent decline in oil prices and the ongoing COVID-19 pandemic, we withdrew our previously issued financial guidance for full year 2020, which should no longer be relied upon. While these estimates are preliminary, we estimate a first quarter 2020 net loss before income tax provision of between $7.5 million and $8.0 million, compared to a $1.9 million net loss before income tax provision in the fourth quarter of 2019 and a $8.1 million net loss before income tax provision for the first quarter of 2019. The first quarter 2020 preliminary amounts exclude the impact of unusual non-cash impairment charges or of additional severance expenses that may be required as a result of the actions we are taking to address the ongoing downturn in the industry. Adjusted EBITDA, which excludes the impact of unusual non-cash impairment charges and severance expenses, is estimated to be between $27.5 million and $28.5 million. This compares to Adjusted EBITDA of $34.7 million in the fourth quarter of 2019 and $26.8 million for the first quarter of 2019. We have initiated staff reductions, wage and salary reductions, and other cost saving initiatives in response to these developments. First quarter 2020 revenue is estimated to be between $95 million and $97 million, which compares to $124 million for the fourth quarter of 2019 and $103 million for the first quarter of 2019. Overall services fleet equipment utilization at the end of March 2020 was 86.5% compared to 90.0% as of December 31, 2019.

Adjusted EBITDA is a supplemental financial measure not defined by GAAP, and should not be considered an alternative to net income, operating income, or any other measure of financial performance presented in accordance with GAAP. For a definition of Adjusted EBITDA and certain other information about non-GAAP financial measures, please see “Non-GAAP Financial Measures.”

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net loss.

	Reconciliation of the Range of Estimated Adjusted EBITDA for the First Quarter 2020 (1)		Fourth Quarter 2019	First Quarter 2019
	(in thousands)
Net loss	$ (8,000)	$ (7,500)	$ (1,910)	$ (8,083)
Interest expense, net	13,100	13,500	13,498	13,299
Depreciation and amortization	20,000	19,500	20,618	18,532
Non-cash cost of compressors sold	1,750	2,000	2,182	940
Equity compensation	250	400	320	365
Series A Preferred fair value adjustments	—	—	—	1,304
Series A Preferred redemption premium	—	—	—	448
Severances and other charges	400	600	—	—
Adjusted EBITDA	$ 27,500	$ 28,500	$ 34,708	$ 26,805

(1)	Excludes potential unusual non-cash impairment charges and additional severance expenses for the first quarter of 2020.

We have prepared the preliminary financial data for the first quarter of 2020 based on the most current information available to management. Our normal financial reporting processes with respect to this preliminary financial data have not been fully completed, and thus our actual financial results could be different from this preliminary financial data, and any differences could be material. The preliminary financial data included in this Offering Memorandum has been prepared by, and is the responsibility of, management. Our independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed or performed any other procedures with respect to the accompanying preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. You are cautioned not to place undue reliance on these estimates. This information is a summary of preliminary financial data and should be read in conjunction with “Risk Factors” and our audited consolidated financial statements and the accompanying notes contained or incorporated by reference into this Offering Memorandum.

Sale of Non-Core Assets

We periodically evaluate engaging in strategic transactions and may consider divesting non-core assets where our evaluation suggests such transaction is in the best interests of our business. For example, we recently announced the shutdown of our Midland manufacturing facility given a decline in orders for new equipment to be fabricated and sold to third parties, in addition to the expectation that no incremental equipment will be fabricated for our fleet in the second half of 2020. We retained our equipment design and engineering personnel and going forward will outsource the fabrication for our fleet and new unit sales to customers. As a result of the decision to shut down this facility and utilize third party fabricators, we are evaluating the possibility of a sale of the Midland facility in an effort to further improve our balance sheet. In addition, we have and will continue to evaluate the sale of other non-core assets, including our low-horsepower compression fleet. We can provide no assurance that we will consummate a sale of the Midland manufacturing facility, our low-horsepower compression or any other non-core asset on terms we find acceptable or at all.

Cost Reduction Measures

We have also implemented other cost reduction measures to address the ongoing downturn in the industry, including (a) salary reductions of between 5% and 20% for employees and executives, as well as a 20% reduction in the cash retainers for the directors of our general partner; (b) a suspension of our 401(k) matching contribution for employees; and (c) a targeted reduction of 20% in corporate SG&A expenses from the $41 million annualized fourth quarter 2019 run rate to an estimated $33 million annualized third quarter 2020 run rate. Other cost reductions are planned or being implemented to reduce our direct operating costs.

Amendment of ABL Facility

We are in discussions with the lenders under our ABL Facility regarding an amendment (the “ABL Amendment”) to the Loan and Security Agreement that governs such facility (the “Loan Agreement”). The amendment would permit us to incur second-priority liens on the Notes Collateral (as defined herein) to secure the New Second Lien Notes. The Notes Collateral currently secures the Initial First Lien Notes on a first-priority basis and will similarly secure the New First Lien Notes. Furthermore, we anticipate that the terms of the ABL Amendment may include, among other items, (i) the inclusion of a $5,000,000 reserve with respect to the Borrowing Base thereunder, which would result in reduced borrowing availability and (ii) the removal of the financial covenant compliance test with respect to the Consolidated Fixed Charge Coverage Ratio. The lenders under our ABL Facility may require other changes to the Loan Agreement in order to permit us to incur second-priority liens on the Notes Collateral. While we expect to finalize and execute the ABL Amendment during this Exchange Offer, we can provide no assurance that the lenders under our ABL Facility will agree to the ABL Amendment on acceptable terms or at all. The consummation of the Exchange Offer is conditioned on successful completion of the ABL Amendment. See “Conditions of the Exchange Offer and Consent Solicitation.”

Organizational History, Limited Partnership Structure and Management

At the completion of our initial public offering in June, 2011, TETRA contributed to us substantially all of the business, operations and related assets and liabilities that comprised our predecessor. As a result of the formation transactions that occurred in connection with our initial public offering, TETRA has a significant economic interest in us through its ownership of common units and its indirect general partner interest that, as of March 31, 2020, represent an ownership interest in us of approximately 34.2% of our common units and the approximately 1.4% general partner interest, as well as incentive distribution rights. As of March 31, 2020, common units held by the public represent an ownership interest in us of approximately 65.8%.

Pursuant to our partnership agreement, our general partner has the sole responsibility for conducting our business and managing our operations. As a result, we rely on our general partner’s board of directors and executive officers, which include certain of TETRA’s directors and executive officers, and other employees of TETRA, to manage our operations and make decisions on our behalf. Our general partner is an indirect, 100%-owned subsidiary of TETRA. Unlike shareholders in a publicly traded corporation, our unitholders are not entitled to elect our general partner’s directors. All of our general partner’s directors are elected by TETRA. Our general partner does not receive any management fee in connection with its management of our business. However, our general partner may receive incentive distributions resulting from holding incentive distribution rights.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all, or substantially all, of its assets without the consent of our unitholders and our partnership agreement does not restrict the ability of TETRA to do so. TETRA has evaluated the disposition of its ownership interest in us and our general partner from time to time in the past and may do so again in the future based on its own, separate strategic considerations.

Our principal executive offices are located at 24955 Interstate 45 North, The Woodlands, Texas 77380, and our telephone number is (281) 364-2244. Our website is http://www.csicompressco.com. Information on our website or any other website is not incorporated by reference into this Offering Memorandum and does not constitute a part of this Offering Memorandum.